Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
AMICAS, Inc.
Boston, Massachusetts
     We hereby consent to the incorporation by reference in the Registration Statements of AMICAS, Inc., (the “Company”), on Forms S-3, (Nos. 333-45480, 333-40704, 333-37890, 333-34490, 333-88589, 333-87795, 333-73097 and 333-71109) and Forms S-8, (Nos. 333-144995, 333-135989, 333-96665, 333-84468, 333-72890, 333-56556, 333-40730, 333-40488, 333-39792 and 333-74773) of our reports dated March 13, 2008 relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, which are included in this Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ BDO Seidman, LLP
Boston, Massachusetts
March 13, 2008